Exhibit 99.1

Vista Equity Partners Completes Acquisition of Model N

SAN MATEO, Calif.— June 27, 2024 — Model N, a leader in revenue optimization and compliance for pharmaceutical, medtech, and high-tech innovators, today announced the completion of its acquisition by Vista Equity Partners (“Vista”), a leading global investment firm focused exclusively on enterprise software, data, and technology-enabled businesses, for $30.00 per share in cash in a transaction that values the Company at approximately $1.25 billion. With the completion of the transaction, Model N’s common stock ceased trading, and the Company is no longer listed on the New York Stock Exchange.

“This is an exciting milestone in Model N’s history and a testament to the hard work of our incredible team,” said Jason Blessing, Model N President and Chief Executive Officer. “With Vista’s partnership and as a privately-held company, we will have the ability to take a longer-term view on our business and be in a stronger position to deliver on our strategy and our goals. We look forward to these new and exciting possibilities for our business and are confident that Model N is well positioned for the future.”

“Model N provides mission-critical solutions to some of the most innovative companies in the world by helping to optimize highly complex and highly regulated commercialization processes,” said Michael Fosnaugh, Co-Head of Vista’s Flagship Fund and Senior Managing Director. “We are thrilled to welcome Model N to Vista’s portfolio and our investment ecosystem as it begins its next phase as a private company.”

Advisors

Jefferies LLC served as exclusive financial advisor to Model N, and Fenwick & West LLP served as legal counsel.

William Blair & Company LLC served as financial advisor to Vista, and Kirkland & Ellis LLP served as legal counsel.

About Model N

Model N is a leader in revenue optimization and compliance for pharmaceutical, medtech and high-tech innovators. Our intelligent platform powers your digital transformation with integrated technology, data, analytics, and expert services that deliver deep insight and control.

Our integrated cloud solution is proven to automate pricing, incentive and contract decisions to scale business profitably and grow revenue. Model N is trusted across more than 120 countries by the world’s leading pharmaceutical, medical technology, semiconductor, and high-tech companies, including Johnson & Johnson, AstraZeneca, Stryker, Seagate Technology, Broadcom, and Microchip Technology. For more information, visit www.modeln.com.

About Vista Equity Partners

Vista is a leading global investment firm with more than $100 billion in assets under management as of December 31, 2023. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on X, @Vista_Equity.

Contacts

Model N

Investor Relations Contact:

Carolyn Bass

investorrelations@modeln.com

Media Contact:

Judith Rich

Model N

Senior Director, Corporate Communications

jrich@modeln.com

(516) 884-6879

Vista Equity Partners:

Brian Steel

Vista Equity Partners

media@vistaequitypartners.com

(212) 804-9170